UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549


                             FORM 8-K


                          CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (date of earliest event reported): March 8, 2001


                        VENTURE TECH, INC.
      (Exact Name of Registrant as Specified in its Charter)


       IDAHO                  1-15679                87-0462258
   State or Other           (Commission            (IRS Employer
   Jurisdiction)            File Number)           Identification
                                                   Number)

 1055 West 14th Street, Suite 500, North Vancouver, B.C. V7P 3P2
  (Address of Principal Executive Offices and Principal Place of
Business)

Registrant's Telephone Number, Including Area Code: (604) 990-9889

                        VENTURE TECH, INC.

                             FORM 8-K

Item 2.  Acquisition or Disposition of Assets

     On March 8, 2001, Venture Tech, Inc. (the "Company") completed the sale of its wholly owned subsidiary EuroAsian E-Casinos International, Ltd., ("EuroAsian"), an Antigua corporation that operates Asia Casino (www.asiacasino.com), an online gambling casino, and (www.ecasino.com) a gambling portal. The Company sold its 100% interest in EuroAsian to Nexus Marketing, Inc., ("Nexus"), a British Columbia corporation for the purchase price of $350,000. The purchase price will be reduced by any and all outstanding license fee amounts, whether due or accrued, which is estimated to be approximately $160,000. Under the terms of the agreement, the balance of approximately $190,000 will be paid to the Company by EuroAsian paying to the Company a percentage of gross revenues generated by the EuroAsian operations. Interest on the outstanding amount will accrue at the rate of 10% per annum. The Company will transfer the appropriate domain names used by EuroAsian when full payment has been made in accordance with the terms of the agreement.

     As a result of the sale of Euro Asian, the Company is ceasing its direct involvement in the Internet gambling business. Following the Company's recent purchase of Gamecasters, Inc., the focus of the Company's activities has shifted to the interactive gaming (non gambling) industry. Management believes that this change in business will provide the Company with more growth opportunities without the legislative barriers to success associated with online gambling.


Item 7.  Financial Statements and Exhibits.

     Pro forma financial information required under this Item 7(b) will be filed upon completion, but no later than sixty (60) days from the date this report is required to be filed as provided under the provisions of Item 7(a)(4).

     (c)  Exhibits included herewith:

          Exhibit 2.3    Share Purchase Agreement




                            SIGNATURES


     In accordance with the requirements of the Securities Exchange Act of 1934, the Registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        Venture Tech, Inc.



Date:   March 22, 2001             By    /S/ William Baker
                                        William Baker,
                                        Chief Executive Officer